QuickLinks -- Click here to rapidly navigate through this document

This Prospectus Supplement filed pursuant to Rule 424(b)(3)
Registration No. 33-120294

$200,000,000

Alliant Techsystems Inc.
3.00% Convertible Senior Subordinated Notes due 2024
Prospectus Supplement
to Prospectus dated March 4, 2005

        This prospectus supplement relates to resales of our 3.00% Convertible Senior Subordinated Notes due 2024. This is a supplement to the prospectus dated March 4, 2005. This prospectus supplement contains updated information with respect to the selling securityholders already listed in the prospectus. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates certain information in the prospectus and, accordingly, supersedes that information contained in the prospectus.

        Investing in the notes and the common shares issuable upon their conversion involves risks. See "Risk Factors" beginning on page 8 of the prospectus dated March 4, 2005.

        The notes and the shares of our common stock issuable upon their conversion have not been approved or recommended by any U.S. federal, state or foreign securities commission or regulatory authority. Furthermore, those authorities have not been requested to confirm the accuracy or determine the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 18, 2005.

        The information below updates and supersedes the information contained in the section "Selling Securityholders" beginning on page 68 of the prospectus dated March 4, 2005.

SELLING SECURITYHOLDERS

        We originally issued the notes to which this prospectus supplement relates in a private placement in August of 2004. The notes were originally issued by us and sold to Banc of America Securities LLC, to whom we refer to elsewhere in this prospectus as the "initial purchaser," in transactions exempt from the registration requirements of the federal securities laws. The initial purchaser resold the notes to persons reasonably believed by them to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion and/or redemption of the notes. Set forth below are the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which the notes are convertible, each to the extent known to us as of the date of this prospectus. None of the selling securityholders which is a broker-dealer acquired notes as compensation for underwriting activities. Each selling securityholder that is an affiliate of the a broker-dealer has represented to us that it purchased the notes to be resold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the notes at the time of their purchase. None of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

        Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any particular sale. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

Name	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding	Common Stock Owned Prior to Conversion	Common Stock Registered Hereby(1)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer(2)	7,000	*	—	88
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer(2)	6,000	*	—	75
Alcon Laboratories(2)	408,000	*	—	5,116
Allstate Insurance Company(3)(a)	3,000,000	1.50%	5,168	37,618
Arlington County Employees Retirement System(2)	726,000	*	—	9,103
Asante Health Systems(2)	138,000	*	—	1,730
Aventis Pension Master Trust(4)	150,000	*	—	1,881
Boilermakers-Blacksmith Pension Trust(4)	1,025,000	*	—	12,853
BNP Paribas Equity Strategies, SNC(5)(a)	8,053,000	4.03%	—	100,978
British Virgin Islands Social Security Board(2)	131,000	*	—	1,643
CALAMOS® Convertible Fund-CALAMOS® Investment Trust(4)	5,800,000	2.90%	—	72,727
CEMEX Pension Plan(4)	70,000	*	—	878
City and County of San Francisco Retirement System(2)	1,599,000	*	—	20,050
City of New Orleans(2)	219,000	*	—	2,746
City University of New York(2)	163,000	*	—	2,044
The Cockrell Foundation(4)	40,000	*	—	502
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(5)	3,713,000	1.86%	—	46,558
Corporate High Yield, Inc(6)	2,125,000	1.06%	—	26,646
Corporate High Yield V, Inc(6)	3,699,000	1.85%	—	46,383
Corporate High Yield VI, Inc(6)	3,901,000	1.95%	—	48,915
Corporate High Yield VIII, Inc(6)	2,275,000	1.14%	—	28,527
Debt Strategies Fund, Inc.(6)	5,000,000	2.50%	—	62,696
Delaware Public Employees Retirement System(2)	1,297,000	*	—	16,263
Delta Airlines Master Trust(4)	570,000	*	—	7,147
Delta Pilots Disability and Survivorship Trust(4)	215,000	*	—	2,696
Dorinco Reinsurance Company(4)	440,000	*	—	5,517
The Dow Chemical Company Employees' Retirement Plan(4)	1,175,000	*	—	14,734
The Fondren Foundation(4)	40,000	*	—	502
FrontPoint Convertible Arbitrage Fund, L.P.(7)	9,000,000	2.50%	—	62,696
Global Bermuda Limited Partnership(8)	1,820,000	0.91%	—	22,821
The Grable Foundation(2)	88,000	*	—	1,103
Grace Convertible Arbitrage Fund, LTD.(9)	5,500,000	2.75%	—	68,966
Grady Hospital Foundation(2)	141,000	*	—	1,768
HighBridge International LLC(10)(a)	23,750,000	11.88%	—	297,806
KBC Financial Products USA Inc.(11)(b)	1,250,000	*	—	15,674
Kettering Medical Center Funded Depreciation Account(4)	55,000	*	—	690
Knoxville Utilities Board Retirement System(4)	70,000	*	—	878
Lakeshore International, LTD(8)	7,180,000	3.59%	—	90,031
Linden Capital LP(12)	650,000	*	—	8,115
LLT Limited(13)	564,000	*	—	7,072
Louisiana Workers' Compensation Corporation(4)	200,000	*	—	2,508
Lyxor/Convertible Arbitrage Fund Limited(5)	1,597,000	*	—	20,025
Macomb County Employees' Retirement System(4)	160,000	*	—	2,006
Merrill Lynch Global Investment Series: Income Strategies Portfolio(6)	5,000,000	2.50%	—	62,696
Merrill Lynch Insurance Group(2)	346,000	*	—	4,339
Merrill Lynch, Pierce, Fenner & Smith(14)(b)	10,000,000	5.00%	—	125,392

MFS Total Return Fund a Series of MFS Series Trust V(15)(a)	1,000,000	*	—	12,539
Municipal Employees(2)	276,000	*	—	3,461
New Orleans Firefighters Pension/Relief Fund(2)	88,000	*	—	1,103
Occidental Petroleum Corporation(2)	305,000	*	—	3,824
Ohio Bureau of Workers Compensation(2)	154,000	*	—	1,931
Polaris Vega Fund L.P(16).	7,500,000	3.75%	—	94,044
Policeman and Firemen Retirement System of the City of Detroit(2)	469,000	*	—	5,881
Port Authority of Allegheny County Consolidated Trust Fund(4)	30,000	*	—	376
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union(4)	345,000	*	—	4,326
Prisma Foundation(4)	90,000	*	—	1,129
Pro-Mutual(2)	950,000	*	—	11,912
Royal Bank of Canada(14)(a)	5,000,000	2.50%	—	62,696
S.A.C. Arbitrage Fund, LLC(17)	1,000,000	*	38,830	12,539
Sage Capital Management, LLC (18)	6,730,000	3.37%	—	84,389
Singlehedge US Convertible Arbitrage Fund(5)	1,520,000	*	—	19,060
SPT(4)	1,000,000	*	—	12,539
State of Maryland Retirement Agency(2)	3,471,000	1.74%	—	43,524
Sturgeon Limited(5)	1,535,000	*	—	19,248
Sunrise Partners Limited Partnership(19)(a)	7,950,000	3.98%	13,175	99,687
Tempo Master Fund, LP(20)(a)	17,000,000	8.50%	—	213,166
Trustmark Insurance Company(2)	300,000	*	—	3,762
UBS AG London F/B/O HFS(21)	12,000,000	6.00%	—	150,470
UBS AG F/B/O IBP Client(23)	500,000	*	—	6,270
UBS Securities LLC(24)(b)	250,000	*	—	3,135
Union Carbide Retirement Account(4)	615,000	*	—	7,712
Univar USA Inc. Retirement Plan(4)	200,000	*	—	2,508
Vicis Capital Master Fund(22)	1,000,000	1.50%	—	37,618
All other holders of notes or future transferees, pledges, donees or successors of any such holders	17,678,000	8.84%	-(25)	221,667

*
Less than 1%

(a)
This selling securityholder is an affiliate of a broker-dealer.

(b)
This selling securityholder is a broker-dealer.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 12.5392 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Paul Latronica, vice president of Advent Capital Management, LLC, has sole voting and dispositive power over the registrable securities of this selling securityholder.

(3)
The Allstate Corporation has sole voting and dispositive power over the registrable securities of this selling securityholder. The Allstate Corporation is a publicly held entity.

(5)
Nick Calamos, of Calamos Investments, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

(6)
Christian Menestrier, chief executive officer of CooperNeff Advisors, Inc., which controls the selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

(8)
Merrill Lynch Investment Managers is the investment advisor of this selling securityholder and has sole voting and dispositive power over the registrable securities. Merrill Lynch Investment Managers is controlled by a publicly-held entity.

(10)
Phillip Duff, W. Gllespie Caffray, and Paul Ghaffari, members of the board of managers and sole members of the management committee of FrontPoint Partners LLC, have shared voting and dispositive power over the registrable securities of this selling securityholder.

(11)
Mr. Brandenborg and Mr. Frey of Global Capital Management, Inc. share voting and dispositive power over the registrable securities of this selling securityholder.

(12)
Bradford Whitmore and Michael Brailov, shareholders of Grace Brothers Management, LLC, have shared voting and dispositive power over the registrable securities of this selling securityholder.

(13)
Glenn Dubin and Henry Swieca, principals of HighBridge Capital Management, the trading advisor to HighBridge International LLC, have shared voting and dispositive power over the registrable securities of this selling securityholder.

(14)
Luke Edwards, managing director of this selling securityholder, has sole voting and dispositive power over the registrable securities of this selling securityholder.

(15)
Lindon GP LLC has sole voting and dispositive power over the registrable securities of this selling securityholder.

(16)
This selling securityholder is controlled by Forest Investment Mngt. LLC, which is wholly owned by Forest Partners II LP. The general partner of Forest Partners II LP is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(17)
This selling securityholder is a publicly-held entity.

(18)
MFS Investment Management, a discretionary investment advisor, has sole voting and dispositive power over the registrable securities of this selling securityholder.

(19)
Gregory R. Levinson has sole voting and dispositive power over the registrable securities of this selling securityholder.

(21)
S.A.C Capital Advisors, LLC and S.A.C. Capital Management, LLC have shared voting and dispositive power over the registrable securities held by this selling securityholder. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.

(22)
Peter deLisser is managing member and majority shareholder of Sage Capital Management, LLC and has voting and dispositive power over the registrable securities.

(23)
S. Donald Sussman has sole voting and dispositive power over the registrable securities of this selling securityholder.

(24)
J. David Rogers of Tempo Capital Management Ltd has sole voting and dispositive power over the registrable securities of this selling securityholder.

(25)
Mr. Dominic Lynch has sole voting and dispositive power over the registrable securities of this selling securityholder.

(27)
John Succo, Shad Stastney, and Sky Lucas share voting and dispositive power over the registrable securities of this selling securityholder.

(29)
Alexander Warren has sole voting and dispositive power over the registrable securities of this selling securityholder.

(30)
This selling securityholder is a majority owned subsidiary of a publicly-held entity.

(31)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Information about additional selling securityholders will be set forth in post-effective amendments to the registration statement of which this prospectus is a part. Any changed information with respect to named selling securityholders will be set forth in supplements or amendments to this prospectus, as required.

QuickLinks

Alliant Techsystems Inc. 3.00% Convertible Senior Subordinated Notes due 2024 Prospectus Supplement to Prospectus dated March 4, 2005